Exhibit 4.1

DESCRIPTION OF SECURITIES

General

Verra Mobility Corporation (the “Company,” we,” or “our”) is incorporated in the state of Delaware. The rights of our stockholders are generally covered by Delaware law, our certificate of incorporation and our bylaws (each as amended and restated and in effect on the date hereof). The terms of our Class A Common Stock are therefore subject to Delaware law, including the Delaware General Corporation Law (“DGCL”) and the common and constitutional law of Delaware.

This exhibit describes the general terms of our Class A Common Stock. It is a summary and is not intended to be a complete description of the rights and preferences of such securities. Our certificate of incorporation and bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (“SEC”) in future periodic or current reports in accordance with the rules of the SEC.

Authorized Capital Stock

Prior to the Business Combination, our certificate of incorporation authorized the issuance of 261,000,000 shares of capital stock, consisting of (i) 260,000,000 shares of Common Stock, including (A) 250,000,000 shares of Class A Common Stock, $0.0001 par value per share, and (B) 10,000,000 shares of Class F Common Stock, $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. Immediately prior to the completion of the Business Combination, each outstanding share of Class F Common Stock automatically converted into one share of Class A Common Stock, and, concurrently with such conversion, the number of authorized shares of Class F Stock was automatically reduced to zero.

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of common stock under our certificate of incorporation.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required under Delaware law or by our certificate of incorporation, the act of the stockholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of stockholders at which a quorum is present; provided that, for purposes thereof, all abstentions and broker non-votes shall not be counted as voted either for or against such matter.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under our certificate of incorporation, holders of Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per-share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to receive the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them, after the rights of holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is currently divided into three classes—Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directors are elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our Common Stock.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects.

Certain Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

We have “opted out” of Section 203 of the DGCL (“Section 203”), regulating corporate takeovers, such election becoming effective on October 17, 2018. Instead, our certificate of incorporation contains a provision that is substantially similar to Section 203, but excludes the investment funds affiliated with The Gores Group and Platinum Equity, each of their successors, certain affiliates and each of their respective transferees from the definition of “interested stockholder.”

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
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an affiliate of an interested stockholder; or
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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of our assets.

However, the above provisions of Section 203 do not apply if:

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our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
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on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our certificate of incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Our certificate of incorporation requires the approval by affirmative vote of the holders of at least two-thirds of our Common Stock to make any amendment to key provisions of our certificate of incorporation or bylaws.

In addition, our certificate of incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances; directors may be removed from the Board only for cause. Stockholder action by written consent is prohibited, which forces stockholder action to be taken at an annual or special meeting of our stockholders. Meetings of the stockholders may be called only by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Forum Selection Clause

Subject to certain limitations, our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or the our certificate of incorporation or bylaws; or (d) any action asserting a claims governed by the internal affairs doctrine. In addition, our bylaws provide that unless consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against us, our officers, directors, employees or underwriters.

Rule 144

Pursuant to Rule 144 of the Securities Act ( “Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our “affiliates” at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. After a one-year holding period, assuming we remain subject to the Exchange Act reporting requirements, such a person may sell their securities without regard to clause (iii) in the prior sentence.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

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one percent (1%) of the total number of shares of Common Stock then outstanding; or
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the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.